Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TRANSWITCH CORPORATION

SONNET ACQUISITION CORPORATION

HAIKU ACQUISITION CORPORATION

and

CENTILLIUM COMMUNICATIONS, INC.

Dated as of July 9, 2008

Table of Contents

i

Exhibit A — Form of Certificate of Incorporation of the Surviving Entity

Exhibit B — Form of Bylaws of the Surviving Entity

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 9, 2008, by and among TranSwitch Corporation, a Delaware corporation ("Parent"), Sonnet Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub 1"), Haiku Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub 2"), and Centillium Communications, Inc., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub 1 will merge with and into the Company and, as part of the same overall transaction, the surviving entity of such merger will be merged with and into Merger Sub 2 and, as a result of such transactions, each share of Company Common Stock, other than Dissenting Shares, and each Eligible Derivative Security issued and outstanding immediately prior to the Effective Time will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein and the applicable provisions of Delaware Law.

WHEREAS, the respective boards of directors of Parent, Merger Sub 1, Merger Sub 2 and the Company have approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Merger, and the Company Board has resolved, subject to the terms set forth herein, to recommend to the Company Stockholders the approval and adoption of this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, Merger Sub 1 and Merger Sub 2 to enter into this Agreement, the Company and Mellon Investor Services LLC are entering into an amendment to that certain Preferred Stock Rights Agreement dated as of December 30, 2002 (the "Company Rights Plan"), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent, Merger Sub 1, Merger Sub 2 and the Company to enter into this Agreement,  certain stockholders of the Company have entered into a voting agreement with Parent.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub 1, Merger Sub 2 and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1   Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

  "Acquisition Proposal" shall mean any offer or proposal relating to any Acquisition Transaction in respect of the Company or in respect of Parent, as the case may be and as the context requires.

  "Acquisition Transaction" shall mean any transaction or series of related transactions (other than the Merger) involving: (i) in respect of the Company, (A) any acquisition or purchase from the Company by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company, (B) any merger, recapitalization, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (C) other than in the ordinary course of business, any sale, lease, exchange, transfer, or acquisition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries taken as a whole, or (D) any liquidation or dissolution of the Company; or (ii) in respect of Parent, (A) any acquisition or purchase from Parent by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of Parent, or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Parent, (B) any merger, recapitalization, consolidation, business combination or other similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (C) other than in the ordinary course of business, any sale, lease, exchange, transfer, or acquisition of more than fifteen percent (15%) of the assets of Parent and its Subsidiaries taken as a whole, or (D) any liquidation or dissolution of Parent.

  "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

  "Aggregate Stock Consideration" shall mean twenty-five million (25,000,000) validly issued, fully paid and nonassessable shares of Parent Common Stock.

  "Applicable Law" means, with respect to any Person, any United States federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to that Person.

  "Associate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

  "Balance Sheet" shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2008.

  "Business Day" shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by Legal Requirements to close.

  "Cash Consideration Exchange Multiple" shall mean the quotient obtained by dividing (x) the Per Share Cash Consideration by (y) the Closing Average.

   "Closing Average" shall mean the average of the closing prices of Parent Common Stock as reported on Nasdaq for each of the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

  "Company Board" shall mean the Board of Directors of the Company.

  "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

  "Company Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

  "Company ESPP" shall mean the Company's 2000 Employee Stock Purchase Plan, as amended.

  "Company Fully Diluted Capitalization" shall mean, as of the date and time immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock issued and outstanding (excluding Company Common Stock that is held by the Company as treasury stock or owned by Parent, Merger Sub 1, Merger Sub 2 or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub 1, Merger Sub 2 or the Company, and excluding Company Restricted Stock (as defined in Section 2.7 below)); plus (ii) the number of shares of Company Common Stock underlying all Eligible Company Stock Options (the "Eligible Derivative Securities").

  "Company IP" shall mean all Technology that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

  "Company Material Adverse Effect" means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) changes resulting from changes in accounting requirements or applicable Legal Requirements; (v) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (v) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); (vi) any actions taken, or failure to take action, to which the other party to this Agreement has expressly consented or requested; or (vii) changes in the Company's stock price or trading volume of the Company's stock, in and of itself, or transfer of the Company Common Stock to the Nasdaq Capital Market, in and of itself, or (b) on the ability of the Company to consummate the Merger.

  "Company Options" shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

  "Company Option Plans" shall mean the Company's: (i) 2001 Nonstatutory Stock Option Plan; (ii) the Company's 1997 Stock Plan, as amended; and (iii) any other compensatory option plans or option Contracts of the Company, including any Contracts with respect to Company Restricted Stock or Company Restricted Stock Units.

  "Company Preferred Stock" shall mean the Preferred Stock, par value $0.001 per share, of the Company.

  "Company Restricted Stock Units" shall mean any restricted stock units of Company Common Stock outstanding under any of the Company Option Plans.

  "Company Stockholders" shall mean holders of shares of Company Capital Stock.

  "Consent" shall mean any approval, consent, order or authorization of, or filing or registration with, or notification to, any Person.

  "Continuing Employees" shall mean all employees of the Company who are employed as of immediately prior to the Effective Time.

  "Contract" shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing, including all amendments thereto.

  "Delaware Law" shall mean the DGCL and any other applicable law of the State of Delaware.

  "DGCL" shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

  "DOL" shall mean the United States Department of Labor or any successor thereto.

  "Environmental Law" shall mean applicable Legal Requirements, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Legal Requirements related to product take- back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

  "Export Control Laws" shall mean all Applicable Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretations thereof, relating to the export or re-export of commodities and technologies. Export Control Laws include, but are not limited to, the Export Administration Act of 1979, 24 U.S.C. 2401-2420; the International Emergency Economic Powers Act, 50 U.S.C. 1701-1706; the Trading with the Enemy Act, 50 U.S.C. 1 et seq.; the Arms Export Control Act, 22 U.S.C. 2778, 2779; and the International Boycott Provisions of Section 999 of the Code.

  "GAAP" shall mean generally accepted accounting principles, as applied in the United States.

  "Governmental Entity" shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

  "Hazardous Substance" shall mean a substance, material, or waste that is characterized and regulated under Environmental Laws as "hazardous," "pollutant," "contaminant" or "toxic," or has been established to be a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

  "Indebtedness" means, without duplication, (i) all obligations of the Company and its Subsidiaries for borrowed money or extensions of credit, (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company and its Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Company and its Subsidiaries as lessee which are or should be capitalized in accordance with US GAAP, (v) all indebtedness of others secured by a Lien or Encumbrance on any asset of the Company or any of its Subsidiaries, whether or not such indebtedness is assumed by the Company or any of its Subsidiaries and (vi) all obligations of the Company and any of its Subsidiaries, contingent or otherwise, directly or indirectly guaranteeing any indebtedness or other obligation of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations.

  "IRS" shall mean the United States Internal Revenue Service or any successor thereto.

  "Knowledge" of a party hereto, with respect to any matter in question, shall mean (i) the actual knowledge of any of the non-employee directors of such party and (ii) the knowledge, after due inquiry, of any of the executive officers of such party.

  "Legal Proceeding" shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

  "Legal Requirements" shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, formal decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entity.

  "Liabilities" shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

  "Lien" shall mean with respect to any property or asset, any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, transfer or voting restriction under any stockholder or similar agreement, encumbrance, community property interest, equitable interest or any other similar restriction.

  "Merger Shares" shall mean those shares of Parent Common Stock payable to holders of Company Common Stock and holders of Eligible Derivative Securities pursuant to Section 2.7 hereof.

  "Nasdaq" shall mean the Nasdaq Global Market, the Nasdaq Capital Market, any successor inter-dealer quotation system operated by The Nasdaq Stock Market LLC or any successor thereto.

  "Order" shall mean any judgment, decision, formal decree, injunction, ruling, writ or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.

  "Parent Board" shall mean the Board of Directors of Parent.

  "Parent Common Stock" shall mean the Common Stock, par value $0.001 per share, of Parent.

  "Parent ESPP" shall mean Parent's 2005 Employee Stock Purchase Plan, as amended.

  "Parent Material Adverse Effect" means any change, event, circumstance or condition that has or results in a material adverse effect (a) on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and its Subsidiaries taken as a whole; (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and its Subsidiaries taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement; (iv) changes resulting from changes in accounting requirements or applicable Legal Requirements; (v) the failure in and of itself to meet any projections or forecasts or revenue or earnings predictions (provided that this subclause (v) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused such failure to meet projections or forecasts or revenue or earnings predictions); (vi) any actions taken, or failure to take action, to which the other party to this Agreement has expressly consented or requested, or (vii) changes in Parent's stock price or trading volume of Parent's stock, in and of itself, or transfer of Parent Common Stock to the Nasdaq Capital Market, in and of itself, or (b) on the ability of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger.

  "Parent Option Plans" shall mean Parent's: (i) 2008 Equity Incentive Plan; (ii) Third Amended and Restated 1995 Stock Option Plan, as amended; (iii) the 2000 Stock Option Plan; and (iv) any other compensatory option plans or option Contracts of Parent.

  "Parent Preferred Stock" shall mean the Series A Junior Participating Preferred Stock, par value $0.01 per share, of Parent.

  "Parent Stockholders" shall mean holders of shares of Parent Common Stock.

  "Per Share Cash Consideration" means the quotient, expressed as a dollar amount rounded to the nearest cent, of (i) fifteen million dollars ($15,000,000) divided by (ii) the Company Fully Diluted Capitalization.

  "Per Share Merger Consideration Value" means the sum, expressed as a dollar amount rounded to the nearest cent, of (i) the Per Share Cash Consideration plus (ii) (A) the Per Share Stock Consideration multiplied by (B) the Closing Average.

  "Per Share Stock Consideration" mean the quotient, expressed as a number rounded to four decimals, of (i) the Aggregate Stock Consideration divided by (ii) the Company Fully Diluted Capitalization.

  "Permitted Encumbrances" shall mean (i) statutory Liens for Taxes not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by the Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) statutory purchase money liens, (vi) transfer restrictions imposed under federal or state securities laws and (vii) such imperfections of title and Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

  "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

  "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002.

  "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

  "Subsidiary" of any Person shall mean: (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

  "Superior Proposal" shall mean any written Acquisition Proposal (with all references to 15% and 85% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) which contemplates a transaction that the Company Board or Parent Board, as applicable, determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account (i) the financial, legal and regulatory aspects of such Acquisition Transaction and (ii) whether such Acquisition Transaction is reasonably likely to be consummated on the terms proposed) to be more favorable to the Company Stockholders (in their capacity as such) or the Parent Stockholders (in their capacity as such), respectively, from a financial point of view, than the Merger.

  "Tax" shall mean: (i) any and all federal, state, local and foreign taxes, including gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, registration, franchise, withholding, payroll, social security, employment, disability, recapture, employment, excise, severance, stamp, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock and real property, personal property, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated unitary or combined basis or in any other manner, together with all interest, penalties and additions imposed with respect to such amounts, whether or not disputed; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

  "Tax Returns" shall mean all returns, declarations, reports, estimates, statements and other documents required to be filed in respect of any Taxes, including any amendments thereto.

1.2   Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
368 Reorganization	3.30
401(k) Termination Date	6.13(a)
Agreement	Preamble
Appraisal Rights Provisions	2.12(a)
Assets	3.21
Cash Consideration	2.7(a)(1)
Certificates	2.8(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreements	3.19(a)
Company	Preamble
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Disclosure Schedule	Article III
Company Intellectual Property	3.22(a)
Company Product	3.22(a)
Company Registered Intellectual Property	3.22(b)
Company Restricted Stock	2.7(d)
Company Rights Plan	Recitals
Company SEC Reports	3.6(a)
Company Securities	3.4(c)
Company Special Representations	7.3(a)
Company Stockholder Approval	3.3(c)
Company Stockholders' Meeting	6.3
Company Triggering Event	8.1(f)(ii)
Confidentiality Agreement	6.10
Copyrights	3.22(a)(2)
D&O Insurance	6.14(b)
Delaware Secretary of State	2.2
Dissenting Shares	2.12(a)
Dissenting Stockholders	2.12(a)
Effective Time	2.2
Eligible Company Stock Option	2.7(a)(5)
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Exclusivity Agreement	6.1(b)
First Certificate of Merger	2.2
First Merger	2.1(a)

First Merger Surviving Entity	2.1(a)
Form S-4	6.6(a)
In-Licenses	3.22(k)
Incentives	3.16(m)
Indemnified Parties	6.14(a)
Intellectual Property Rights	3.22(a)
International Employee Plans	3.18(a)
IP Licenses	3.22(l)
Leased Real Property	3.20(b)
Leases	3.20(b)
Material Contract	3.11(a)
Maximum Premium	6.14(b)
Merger	2.1
Merger Communication	6.11(b)
Merger Consideration	2.7(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Modified Stock Option	6.12(a)(2)
Modified RSU	6.12(a)(2)
Open Source License	3.22(a)(4)
Open Source Materials	3.22(a)(4)
Option Exchange Ratio	2.7(a)(5)
Out-Licenses	3.22(l)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Intellectual Property	4.13(a)
Parent Registered Intellectual Property	4.13(b)
Parent SEC Reports	4.5
Parent Securities	4.3(c)
Parent Special Representations	7.2(a)
Patents	3.22(a)(2)
Permits	3.13
Proxy Statement	3.8
Registered Intellectual Property	3.22(a)(6)
Rollover RSU	6.12(b)
Rollover Stock Option	6.12(b)
Second Certificate of Merger	2.1(b)
Second Merger	2.1(b)
Second Merger Surviving Entity	2.1(b)
Source Code	3.22(a)(7)
Subsidiary Securities	3.2(c)
Surviving Entity	2.1(b)
Tax Opinions	6.19

Technology	3.22(a)(1)
Termination Fee Amount	8.3(b)(1)
Trade Secrets	3.22(a)(2)
Trademarks	3.22(a)(2)
Uncertificated Shares	2.8(a)

1.3   Certain Interpretations .

  Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

  Unless otherwise indicated, the words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  Unless otherwise indicated, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import.

  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. References to any Person include the successors and permitted assigns of that Person.

  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on the Parent Disclosure Schedule, the Company Disclosure Schedule or any other schedule to this Agreement, all such amendments, modifications or supplements must also be listed in the appropriate schedule. Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated at that time under that statute. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law" or "laws" shall be deemed also to include any Applicable Law.

  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1   The Merger .

  The First Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub 1 shall be merged with and into the Company (the "First Merger"), the separate corporate existence of Merger Sub 1 shall thereupon cease and the Company shall continue as the surviving corporation of the First Merger (the "First Merger Surviving Entity").

  The Second Merger. As soon as possible after the Effective Time, as part of a single overall transaction with the First Merger and pursuant to an integrated plan, and in accordance with the applicable provisions of Delaware Law, the First Merger Surviving Entity shall be merged with and into Merger Sub 2 (the "Second Merger"), the separate corporate existence of the First Merger Surviving Entity shall thereupon cease and Merger Sub 2 shall continue as the surviving corporation of the Second Merger (the "Second Merger Surviving Entity") and shall change its name to "Centillium Communications, Inc." The First Merger and Second Merger are collectively referred to herein as the "Merger". Merger Sub 2, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the "Surviving Entity."

2.2   The Effective Time . Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (a) Parent, Merger Sub 1 and the Company shall cause the First Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the "First Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the applicable provisions of Delaware Law, and (b) Parent, Merger Sub 2 and the First Merger Surviving Entity shall cause the Second Merger to be consummated by filing a certificate of merger in customary form and substance (the "Second Certificate of Merger") with the Delaware Secretary of State in accordance with the applicable provisions of Delaware Law. The First Merger shall become effective at the date and time at which the First Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree. The effective time of the First Merger is sometimes referred to herein as the "Effective Time." The Second Merger shall become effective at the date and time at which the Second Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Second Certificate of Merger.

2.3   The Closing .   The consummation of the Merger (the "Closing") shall take place at a closing to occur at the offices of Brown Rudnick LLP in Boston, Massachusetts, on a date and at a time to be agreed upon by Parent, Merger Sub 1, Merger Sub 2 and the Company, which date shall be as soon as practicable, but no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article VII hereof to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub 1, Merger Sub 2 and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the "Closing Date").

2.4   Effect of the Merger .

  First Merger. From and after the Effective Time, the First Merger shall have all of the effects provided in this Agreement, the First Certificate of Merger and Applicable Law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 1 and the Company, respectively, shall vest in the First Merger Surviving Entity, and all debts, liabilities and duties of Merger Sub 1 and the Company, respectively, shall become the debts, liabilities and duties of the First Merger Surviving Entity.

  Second Merger. From and after the effective time of the Second Merger, the Second Merger shall have all of the effects provided in this Agreement, the Second Certificate of Merger and Applicable Law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of the First Merger Surviving Entity shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of the First Merger Surviving Entity shall become the debts, liabilities and duties of the Second Merger Surviving Entity.

2.5   Certificate of Incorporation and Bylaws .

  Certificate of Incorporation of the First Merger Surviving Entity. At the Effective Time, subject to the provisions of Section 6.12 hereof, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the First Merger Surviving Entity until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation.

  Certificate of Incorporation of the Surviving Entity. At the effective time of the Second Merger, subject to the provisions of Section 6.12 hereof, the Certificate of Incorporation of Merger Sub 2 shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Entity until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that as of the effective time of the Second Merger, the Certificate of Incorporation of

  the Surviving Entity shall provide that the name of the Surviving Entity is "Centillium Communications, Inc."

  Bylaws of the First Merger Surviving Entity. At the Effective Time, subject to the provisions of Section 6.14 hereof, the Bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time as set forth on Exhibit B, shall become the Bylaws of the First Merger Surviving Entity until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the First Merger Surviving Entity and such Bylaws.

  Bylaws of the Surviving Entity. At the effective time of the Second Merger, subject to the provisions of Section 6.14 hereof, the Bylaws of Merger Sub 2, as in effect immediately prior to the effective time of the Second Merger as set forth on Exhibit B, shall become the Bylaws of the Surviving Entity until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Entity and such Bylaws; provided, however, that as of the effective time of the Second Merger, the Bylaws of the Surviving Entity shall provide that the name of the Surviving Entity is "Centillium Communications, Inc."

2.6   Directors and Officers .

  Directors. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the initial directors of the First Merger Surviving Entity shall be the directors of Merger Sub 1 immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the First Merger Surviving Entity until their respective successors are duly elected or appointed and qualified. At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the First Merger Surviving Entity or Merger Sub 2, the initial directors of the Surviving Entity shall be the directors of Merger Sub 2 immediately prior to the effective time of the Second Merger, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity until their respective successors are duly elected or appointed and qualified.

  Officers. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the initial officers of the First Merger Surviving Entity shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the First Merger Surviving Entity until their respective successors are duly appointed. At the effective time of the Second Merger, by virtue of the Second Merger and without any further action on the part of the First Merger Surviving Entity or Merger Sub 2, the initial officers of the Surviving Entity shall be the officers of the First Merger Surviving Entity immediately prior to the effective time of the Second Merger, each to hold office until their respective successors are duly elected or appointed and qualified.

2.7   Effect on Capital Stock and Eligible Derivative Securities .

  Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, Merger Sub 2, the Company, or the holders of any of the following securities, the following shall occur:

    Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub 1, Merger Sub 2 or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub 1, Merger Sub 2 or the Company, in each case immediately prior to the Effective Time, or Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive (i) the Per Share Cash Consideration and (ii) the Per Share Stock Consideration (together with the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock, the "Merger Consideration"), upon the surrender of the certificate or in the case of Uncertificated Shares, an agent's message, representing such share of Company Common Stock in the manner provided in Section 2.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10 hereof).

    Owned Company Common Stock. Each share of Company Common Stock that is (i) held by the Company as treasury stock or (ii) owned by Parent, Merger Sub 1, Merger Sub 2 or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub 1, Merger Sub 2 or the Company, in each case immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

    Capital Stock of Merger Sub 1. Each share of common stock, par value $.01 per share, of Merger Sub 1 that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 of the First Merger Surviving Entity. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the First Merger Surviving Entity.

    Effect of Second Merger.  Each share of common stock, par value $.01 per share, of the First Merger Surviving Entity that is issued and outstanding immediately prior to the effective time of the Second Merger shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 of the Surviving Entity. Each certificate evidencing ownership of such shares of common stock of the First Merger Surviving Entity shall thereafter evidence ownership of shares of common stock of the Surviving Entity.

    Eligible Derivative Securities. As soon as practicable following the date of this Agreement, each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall take such actions as may be required so that at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time that is vested or unvested and has an exercise price below the Per Share Merger Consideration Value (each an "Eligible Company

    Stock Option") shall be entitled to receive, in respect of each share of Company Common Stock then subject to such Eligible Company Stock Option, (i) a fraction of a Merger Share equal to the quotient of (x) (1) the Per Share Merger Consideration Value, less (2) the exercise price per share of Company Common Stock subject to such Eligible Company Stock Option, divided by (y) the Per Share Merger Consideration Value (the "Option Exchange Ratio") and multiplied by (z) the Per Share Stock Consideration and (ii) an amount of cash equal to the Option Exchange Ratio multiplied by the Per Share Cash Consideration. The number of Merger Shares issuable, and the amount of cash payable, upon conversion of each Eligible Company Stock Option pursuant to this Section 2.7(a)(5) shall be reduced to reflect any amount required to be withheld and deducted by Parent as a result of the conversion of such Company Stock Option pursuant to Section 2.8(f) hereof.

  Adjustment to Merger Consideration. The number of shares constituting the Aggregate Stock Consideration and the Per Share Cash Consideration and/or the Per Share Stock Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Capital Stock having a record date on or after the date hereof and prior to the Effective Time.

  Equity Awards; Company ESPP. Except as provided in Section 2.7(a)(5) hereof, at the Effective Time, (i) each Company Option and each Company Restricted Stock Unit issued by the Company then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.12 hereof and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 6.12 hereof.

  Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("Company Restricted Stock"), then the Merger Consideration issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

  Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the First Merger, but in lieu thereof each holder of record of shares of Company Common Stock and each holder of an Eligible Derivative Security who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record or such holder of an Eligible Derivative Security) shall, upon surrender of such holder's Certificate(s) or Uncertificated Shares or upon payment with respect to an Eligible Derivative Security, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Closing Average.

2.8   Exchange of Certificates and Payment of Eligible Derivative Securities .

  Exchange Agent. Prior to the Effective Time, Parent shall designate its transfer agent Computershare Trust Company, N.A., or another bank or trust company reasonably acceptable to the Company, to act as the exchange agent for the Merger (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the "Certificates") and (ii) uncertificated shares of Company Common Stock (the "Uncertificated Shares").

  Parent to Provide Merger Consideration. Promptly after the date hereof, Parent shall enter into an agreement with the Exchange Agent, which shall provide that Parent shall make the Merger Consideration available to the Exchange Agent for exchange in accordance with this Article II. In addition, Parent shall make available as necessary from time to time after the Effective Time, as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.7(e) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.8(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

  Exchange Procedures. Promptly following the Effective Time (and in no event later than seven (7) Business Days after the date upon which the Company's transfer agent delivers the Company's certified stockholder records to the Exchange Agent), Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate or Uncertificated Shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock: (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d). Upon (a) surrender of the Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and (b) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, as the case may be, each such holder of Company Common Stock shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.7(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d), and any Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, other than Certificates or Uncertificated Shares representing Dissenting Shares, outstanding Certificates shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration pursuant to Section 2.7(a), cash in lieu of the issuance of any fractional shares pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d). The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is (i) requested by a holder of shares of Company Common Stock, (ii) requested by the holder of an Eligible Derivative Security or (iii) otherwise required under Applicable Law.

  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 2.7(e) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to Applicable Law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.7(e) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

  Payment of Eligible Derivative Securities. As promptly as reasonably practicable after the Closing Date (but in no event later than ten (10) days after the Closing Date), the Company shall provide to Parent a list of Eligible Derivative Securities and Parent shall (or Parent shall cause the Surviving Entity to) pay each holder of an Eligible Derivative Security the Merger Consideration payable with respect to such Eligible Derivative Securities (including providing instructions to Parent's transfer agent to issue Merger Shares to each holder of an Eligible Derivative Security). Such payment shall be made under Parent's (or the Surviving Entity's) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes). Subject to Applicable Law, following receipt of instructions from Parent, the Exchange Agent shall deliver to the holders of such Eligible Derivative Securities, without interest (i) promptly after such receipt, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.7(e) and the amount of any dividends or other distributions, if any, with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time and a payment date subsequent to the receipt of such instruction payable with respect to such whole shares of Parent Common Stock.

  Required Withholding. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock or Eligible Derivative Securities such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

  No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Entity or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock or Eligible Derivative Securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Uncertificated Shares twelve (12) months after the Effective Time due to the holder's failure to comply with this Section 2.8 shall, at the request of Parent, be delivered to Parent or otherwise according to the instruction of Parent, and any holders of the applicable Certificates or Uncertificated Shares (including holders of Certificates who have not surrendered such Certificates in compliance with this Section 2.8) shall after such delivery to Parent look only to Parent for the Merger Consideration pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) with respect to the shares of Company Common Stock formerly represented thereby.

2.9   No Further Ownership Rights in Company Common Stock .   From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) therefor upon the surrender thereof in accordance with the provisions of Section 2.8 hereof. All cash delivered and shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(e) and Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10   Lost, Stolen or Destroyed Certificates .   In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration pursuant to Section 2.7(a), cash for fractional shares pursuant to Section 2.7 and any dividends or distributions payable pursuant to Section 2.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Entity or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11   Tax Consequences . It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a).

2.12   Appraisal Rights .

  Notwithstanding anything in this Agreement to the contrary, any shares (the "Dissenting Shares") of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Stockholders who, in accordance with Section 262 of the DGCL (the "Appraisal Rights Provisions"), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost, or failed to perfect their rights to appraisal (the "Dissenting Stockholders"), will not be converted into the right to receive the Merger Consideration in accordance with Section 2.7(a), but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled, retired and cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d).

  The Company shall give Parent, Merger Sub 1 and Merger Sub 2 prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, (i) make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) settle or offer to settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with Delaware Law, or (iv) agree to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the "Company Disclosure Schedule") that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, or (b) as set forth in the Company SEC Reports filed after January 1, 2008 and prior to the date of this Agreement (excluding all disclosures in any "risk factors" section and any other prospective or forward-looking information), the Company hereby represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 as follows:

3.1   Organization and Standing .   The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificate of incorporation and bylaws, as amended to date, of the Company and (b) all actions taken by written consent and all minutes of all meetings of the Company's stockholders, the Company Board and each committee of the Company Board since January 1, 2007. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

3.2   Subsidiaries .

  Section 3.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company and includes details of their capitalization and shareholders. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

  All of the issued and outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Encumbrances).

  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as "Subsidiary Securities") or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3   Authorization .

  The Company has full corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub 1 and Merger Sub 2, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and (b) is subject to general principles of equity.

  At a meeting duly called and held, the Company Board has (i) unanimously determined (subject to Section 6.2(b)) that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company Stockholders, and declared (subject to Section 6.2(b)) the Merger and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.2(b)) to recommend that the Company Stockholders grant the Requisite Stockholder Approval.

  Assuming that the representations of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.14 hereof are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class (the "Company Stockholder Approval"), is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Legal Requirements or otherwise) to adopt this Agreement and approve the Merger.

3.4   Capitalization .

  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock, of which 500,000 shares have been designated Series A Participating Preferred Stock. As of July 3, 2008: (A) 41,718,329 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since July 3, 2008, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options and the vesting of Company Restricted Stock Units granted under a Company Option Plan and in connection with the Company ESPP.

  The Company has reserved via proper corporate authorization and resolutions by the Company Board (i) 26,735,434 shares of Company Common Stock for issuance under the Company Option Plans and (ii) 400,052 shares of Company Common Stock under the Company ESPP. As of July 3, 2008, with respect to the Company Option Plans, there were outstanding (A) Company Options with respect to 6,806,126 shares of Company Common Stock, of which 5,531,822 were exercisable as of such date, (B) Company Restricted Stock Units with respect to 1,105,112 shares of Company Common Stock, and (C) 75,125 shares of Company Restricted Stock (which are included in the shares of the Company's outstanding stock) and, since such date the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 5.2 hereof.

  Except as set forth in this Section 3.4 and except for the rights under the Company Rights Plan, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

  Other than as set forth in the Contracts relating to Company Stock Options, Company Restricted Stock Units and Company Restricted Stock, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Company Securities.

3.5   Non-contravention; Required Consents .

  The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound and which is a Material Contract, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Company Stockholder Approval, violate or conflict with any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

  No Consent of any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition, merger control or similar laws and (iv) such other Consents of Governmental Entities, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6   Company SEC Reports .

  The Company has filed all forms, reports and documents (including exhibits and other information incorporated therein) with the SEC that have been required to be filed by it under applicable laws from December 31, 2005 through and including the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents (including exhibits and other information incorporated therein) with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by the Company with the SEC on or prior to the Effective Time that are not required to be so filed, the "Company SEC Reports"). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was, or will be, filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

  The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.  The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2005 and all responses to such comment letters filed by or on behalf of the Company.

3.7   Financial Statements .

  The consolidated financial statements (including the related notes) of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP and complied as to form in all material respects with the requirements of Regulation S-X of the SEC consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects in accordance with GAAP, or will present in all material respects in accordance with GAAP, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

  The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company's consolidated financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to its auditors and the Audit Committee of the Company Board (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

  The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

  Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director or officer of the Company or any of its Subsidiaries has Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices. Since December 31, 2006, no current or former attorney representing the Company or any of its Subsidiaries has reported in writing a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof.

  The Company has not extended any personal loan or other extension of credit to any of its executive officers or directors (other than as permitted by the Exchange Act and the Sarbanes-Oxley Act) or taken any action prohibited by Section 402 of the Sarbanes-Oxley Act since July 31, 2002.

3.8   Information Supplied .   The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock are issuable in the Merger will be registered with the SEC shall not at the time the S-4 is filed with the SEC and at the time it time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company Stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information furnished by Parent or any of its representatives specifically for use or incorporation by reference therein.

3.9   No Undisclosed Liabilities .   Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities incurred in the ordinary course of business consistent with past practice as of March 31, 2008, (c) Liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities that did not have, individually or in the aggregate, a Company Material Adverse Effect.

3.10   Absence of Certain Changes .   Since March 31, 2008, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

  any Company Material Adverse Effect;

  other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

  any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

  any material change in any method of accounting or accounting principles or practice, or material Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP, other applicable generally accepted accounting principles or regulatory accounting principles;

  any amendment of the Company's certificate of incorporation or bylaws;

  except as permitted by Section 5.2 hereof, any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

  (i) any incurrence or assumption of any debt by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company's or any of its Subsidiaries' assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances);

  any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

  any material Tax election or any settlement or compromise of any material income Tax liability.

3.11   Material Contracts .

  For purposes of this Agreement, a "Material Contract" shall mean (in each case, under which the Company has continuing obligations as of the date hereof):

    any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries);

    any employment or consulting Contract with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $100,000, other than employment Contracts regarding "at-will" employment that contain no severance rights or rights triggered upon a change in control of the Company;

    any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    any Contract providing for indemnification or any guaranty in an amount in excess of, or potentially in excess of, $500,000, other than any guaranty by the Company of any of its Subsidiary's obligations and contracts with Company customers, distributors and suppliers entered into in the ordinary course of business;

    any Contract containing any covenant (A) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Technology or to compete with any Person in any line of business,

    (B) by the Company granting any third party any exclusive distribution rights, (C) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person, in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

    any Contract providing for the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business;

    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000 in any individual instance, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

    any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement; and

    any other Contract entered into outside the ordinary course of business that provides for payment obligations by the Company or any of its Subsidiaries of $250,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (1) through (9) above.

  Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

  Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.12   Compliance with Laws .   The Company and each of its Subsidiaries are in compliance with all Legal Requirements and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, which is exclusively covered in Section 3.6 and Section 3.8 hereof, (b) applicable Legal Requirements with respect to Taxes, which are exclusively covered in Section 3.16 hereof, (c) Environmental Laws, which are exclusively covered in Section 3.17 hereof, (d) ERISA and other employee benefit matters, which are exclusively covered in Section 3.18 hereof, (e) labor and employment Legal Requirements, which are exclusively covered in Section 3.19 hereof, (f) the FCPA, which is exclusively covered in Section 3.32 or (g) Export Control Laws, the regulations of the United States Department of Commerce or Section 999 of the Code, which are exclusively covered in Section 3.33.

3.13   Permits .   The Company and its Subsidiaries have, and are in compliance with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted ("Permits"), and no suspension or cancellation of any such Permits is pending, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.14   Litigation; Investigations .   As of the date hereof there is no Legal Proceeding pending (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $250,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Company's ability to operate its business, or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would have a Company Material Adverse Effect. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.15   Company Options and Company Restricted Stock .   The exercise price of each Company Option is no less than the fair market value (as determined by the Company Board in accordance with the Company Option Plans) of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Legal Requirements and no such grants involved any "backdating" or similar practices with respect to the effective date of grant.

3.16   Taxes .

  All material Tax Returns required by applicable Legal Requirements to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable Legal Requirements, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.

  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent complete and accurate copies of all income, franchise, and foreign Tax Returns of the Company, its Subsidiaries and Affiliates, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 2005 through 2007.

  There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

  As of the date of this Agreement, there are no audits, examinations, deficiency proceedings, refund litigations, adjustments proposed by a Governmental Entity or other Legal Proceedings now pending against or with respect to the Company or any of its Subsidiaries with respect to any Tax, none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no written requests, agreements, consents or waivers in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

  The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Legal Requirements.

  Neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

  No written claim has been made during the past three (3) years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

  Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal

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  Requirements by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

  The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

  The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any "determination date" (as defined in 1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the three-year period preceding the Closing.

  There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

  The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 2006, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries.

  Section 3.16(m) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the "Incentives"). The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available.

  None of the assets of the Company or any of its Subsidiaries is treated as "tax exempt use property," within the meaning of Section 168(h) of the Code.

  Section 3.16(o) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed in such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

  The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

  During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed by Section 355 of the Code.

  Except for repurchases of unvested Company Capital Stock from former employees and other service providers, neither the Company (including any agent of the Company) nor any person related to the Company, within the meaning of Income Tax Regulations sections 1.368-1(e)(3), (e)(4) or (e)(5), has or will have, prior to and in contemplation of the First Merger, purchased, redeemed or otherwise acquired any Company Capital Stock or made any distributions with respect to any Company Capital Stock.

  To the knowledge of the Company, there is no plan, intention, obligation or understanding on the part of any Company Stockholder to sell, exchange or otherwise transfer, directly or indirectly, any of the Parent Common Stock that will be received pursuant to the First Merger to Parent or any person related to Parent, within the meaning of Income Tax Regulations sections 1.368-1(e)(3), (e)(4) or (e)(5), other than through open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger.

  The liabilities of the Company immediately prior to the First Merger will have been incurred by the Company in the ordinary course of its business.

  Immediately following the First Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the First Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to stockholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the First Merger, will be included as assets of the Company held immediately prior to but not immediately following the First Merger.

  The fair market value of the assets of the Company immediately prior to the First Merger will equal or exceed the amount of the liabilities of the Company at that time.

  There are no facts or circumstances relating to the Company that would, to the Company's Knowledge, prevent the delivery of the Tax Opinions referred to in Section 7.1(e) as of the date hereof.

3.17   Environmental Matters .

  The Company and its Subsidiaries are in compliance with applicable Environmental Laws (including the possession of, maintenance of, and compliance with Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries), except where the lack of compliance would not result in a Company Material Adverse Effect.

  Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, or transported any Hazardous Substances at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied, or leased, except in a manner which would not result in a Company Material Adverse Effect.

  Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, transported, or exposed any employee or any third party to, Hazardous Substances in violation of applicable Environmental Laws, except in a manner which would not result in a Company Material Adverse Effect.

  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any Legal Proceeding alleging any Liability or responsibility under or noncompliance with Environmental Laws or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or other remediation or compliance under applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has entered into any agreement or consent order with any Governmental Entity or third party imposing material liability or obligation regarding alleged Liability or responsibility under or noncompliance with applicable Environmental Laws.

3.18   Employee Benefit Plans .

  Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an "ERISA Affiliate"), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the "Employee Plans"). With respect to each Employee Plan, the Company has made available to Parent, unless otherwise agreed to by the parties, complete and accurate copies of (A) the three (3) most recent annual report on Form 5500 required to have been filed for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under

  Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, the employee handbook, and/or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies, recordkeeping services or similar administration agreement, investment management or investment advisory agreement, or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the "International Employee Plans"), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.

  Neither the Company, any of the Company's Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) a Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (iii) a "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Employee Plan provides health, medical or dental benefits that are not fully insured through an insurance contract.

  Each Employee Plan and International Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Entity.

  All contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Employee Plans or International Employee Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

  [Reserved.]

  Section 3.18(f) of the Company Disclosure Schedule lists each "nonqualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2007 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. Neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to "gross-up" such individual for any penalty tax under Section 409A of the Code.

  To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, Collective Bargaining Agreement or any other applicable Legal Requirements, other than for benefits payable thereunder. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or International Employee Plan or to increase any benefits under any Employee Plan or International Employee Plan.

  There are no Legal Proceedings pending on behalf of or against any Employee Plan or International Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan in regard to such plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

  None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or has been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

  No Employee Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Legal Requirements. There are no agreements and there have been no communications that would prevent any welfare benefit plan from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time.

  Each Employee Plan that is intended to be "qualified" under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan. Alternatively, any Employee Plan that is intended to be qualified under Section 401(a) of the Code but has not received such a letter from the IRS, has either timely applied for such a letter or there remains time to timely apply for and make any plan amendments required in order to receive such a letter in accordance with applicable U.S. Department of the Treasury regulations or IRS pronouncements.

  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its

  Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee or any other disqualified individual will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

3.19   Labor Matters .

  Neither the Company nor any of its Subsidiaries is a party to any Contract between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement ("Collective Bargaining Agreements"). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees which has a reasonable likelihood of success. There are no pending lockouts, strikes, slowdowns, work stoppages by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2005.

  The Company and its Subsidiaries (i) have complied in all material respects with applicable Legal Requirements and Orders relating to the employment of labor (including wage and hour laws and laws prohibiting discrimination in employment, laws relating to employee notification and consultation, terms and conditions of employment practices, social security filings and payments, secondment and expatriation rules, paid vacations and health and safety at work of employees), and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing that would have a Company Material Adverse Effect. The Company and its Subsidiaries are not liable to any Governmental Entity or fund governed or maintained by or on behalf of any Governmental Entity for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business and consistent with past practice).

3.20   Real Property .

  Neither the Company nor any of its Subsidiaries owns any real property.

  Section 3.20(b) of the Company Disclosure Schedule contains a list of all material leases, subleases or other agreements (collectively, the "Leases") under which the Company or any of its Subsidiaries currently uses or occupies any real property (such property, the "Leased Real Property"). The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances. The Leases are each in full force and effect in accordance with their respective terms and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

3.21   Personal Property .   The Company and its Subsidiaries have good title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole ("Assets"), free and clear of all Liens, except for Permitted Encumbrances and other defects that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.22   Intellectual Property .

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

    "Technology" shall mean any or all of the following (i) works of authorship, including computer programs and Source Code, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, (v) logos and trade dress, (vi) domain names, web addresses and websites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, netlists, maskworks, test methodologies, emulation and simulation reports, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

    "Intellectual Property Rights" shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors' certificates ("Patents"), (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights ("Copyrights"), (iii) the protection of trade and industrial secrets and confidential information ("Trade Secrets"), (iv) trademarks, trade names and service marks ("Trademarks"), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

    "Company Intellectual Property" shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries.

    "Open Source Materials" shall mean all software or other material that is distributed as "free software" or "open source software" or under similar licensing or distribution terms (an "Open Source License"), including without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Netscape Public License, and the Apache License.

    "Company Product" shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

    "Registered Intellectual Property" shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other legal authority.

    "Source Code" shall mean software and code, including RTL, other than object code form, including related comments and annotations, help text, data and data structures and instructions, which may be printed out or displayed in human readable form or from which object code can be derived by compilation or otherwise.

  Section 3.22(b) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries (collectively the "Company Registered Intellectual Property"). The Company Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

  All Company Intellectual Property is owned exclusively by the Company or one or more of its Subsidiaries free and clear of any Liens other than Permitted Encumbrances, and neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party of any Intellectual Property Rights that are Company Intellectual Property. As of the date hereof, the Company and its Subsidiaries have sufficient Intellectual Property Rights for the design, development, marketing and sale of their current products.

  The Company has taken reasonable steps to protect the Company's Trade Secrets that it wishes to protect or any Trade Secrets of third parties provided to the Company under a duty of confidentiality, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement and all current and former employees and contractors of the Company have executed such an agreement, except in such instances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

  There is no pending Legal Proceeding alleging that any activities or conduct of the Company's or any of its Subsidiaries' business infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property. The

  Company is not party to any settlements, covenants not to sue or Orders resulting from Legal Proceedings which (i) materially restrict the Company's or any of its Subsidiaries' rights to use, license or transfer any Company Intellectual Property, or (ii) materially restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any third party's Intellectual Property Rights.

  To the Company's Knowledge, the operation of the business of the Company and its Subsidiaries as such business is currently conducted does not infringe or misappropriate any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

  The Company has received no written notice from any third party that the operation of the business of the Company, or any product or service of the Company, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  To the actual knowledge of the Company's directors and officers, no third party is misappropriating, infringing or violating any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought any Legal Proceeding against any third party with respect to any Company Intellectual Property which remains unresolved as of the date hereof.

  Neither the Company nor any of its Subsidiaries has (a) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, or (b) licensed or has granted a third party the right to obtain any Source Code in any Company Product (including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code). None of the Company Products contains Open Source Materials or any third party software subject to an Open Source License.

  Neither the Company nor any of its Subsidiaries has had any obligation to pay any third party any royalties or other fees in excess of $125,000 in the aggregate from January 1, 2008 through June 30, 2008 with respect to any Intellectual Property Rights of a third party.

  Section 3.22(k) of the Company Disclosure Schedule lists all Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right or Technology ("In-Licenses"), other than any In-License that is commercially available (under circumstances reasonably comparable to the Company's) for an aggregate fee of less than $250,000.

  Section 3.22(l) of the Company Disclosure Schedule lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party any rights or licenses to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course in connection with the production, sale or distribution of Company Products ("Out-Licenses"; together with the In-Licenses, the "IP Licenses").

  Neither the Company nor any of its Subsidiaries is in violation of any IP License that relates to the business of Company or any of its Subsidiaries (except to an immaterial extent) or where the breach thereof is likely to result in a material claim by or against the Company.

  Neither this Agreement nor the transactions contemplated by this Agreement will result in Parent, any of its Subsidiaries or the Surviving Entity granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Company or any Company Subsidiary prior to the Closing, pursuant to any Contract to which Company is a party.

3.23   Significant Customers .

  Section 3.23(a) of the Company Disclosure Schedule lists (i) the ten (10) largest customers of the Company (the "Significant Customers"), collectively, on the basis of revenues collected or accrued for the fiscal year ending December 31, 2007, and (ii) the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased for the fiscal year ending December 31, 2007. No such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since March 31, 2008.

  From December 31, 2005 to the date hereof, the Company has not received written notice from a Significant Customer that such customer is contemplating or has terminated the product that integrates the Company Product.

3.24   Insurance .   The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, that is in a form and amount that the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect and as of the date hereof, no notice of cancellation has been received and there is no existing default or event which, to the Knowledge of the Company, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such notices, events or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.25   Related Party Transactions .   Except for compensation and other employment arrangements entered into in the ordinary course of business, there are no Contracts or transactions (that have any material continuing effect) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, excluding any wholly owned Subsidiary of the Company, on the other hand.

3.26   Brokers .   Except for Pagemill Partners, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor's, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, other than legal, accounting and other professional fees in connection therewith.

3.26   Opinion of Financial Advisor .   The Company Board has received the opinion of Pagemill Partners to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.27   State Anti-Takeover Statutes .   Assuming that the representations of Parent, Merger Sub 1 and Merger Sub 2 contained in Section 4.14 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Merger. No other state takeover statute or similar statute or regulation applies to the Merger.

3.29   Rights Plan . The Company has taken all action so that (a) the approval, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause any of Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates to be deemed an "Acquiring Person" under the Company Rights Plan and (b) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or require the Company Rights to be exercised, distributed or triggered as a result thereof.

3.30   Tax Treatment . Neither Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

3.31   Ownership of Company Capital Stock .   Neither Company nor any of its Subsidiaries is, nor at any time during the last three (3) years has it been, an "interested stockholder" of Parent as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

3.32   Foreign Corrupt Practices Act . To the Company's Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anticorruption or antibribery legal requirements applicable to the Company or any of its subsidiaries in any jurisdiction other than the United States (collectively, the "FCPA"), or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.33   Export Control and Related Matters .

  The Company is in substantial compliance with all United States and foreign Export Control Laws.

  The Company has all necessary authority under the Export Control Laws and any regulations issued thereunder to conduct its current business operations including, but not limited to, (1) all necessary licenses for any pending export transactions, (2) all necessary licenses and clearances for the disclosure of information to foreign persons, and (3) all necessary registrations with government agencies with authority to implement the Export Control Laws.

  The Company has not participated directly or indirectly in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Code.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except (a) as set forth in the section of the disclosure schedule delivered by Parent, Merger Sub 1 and Merger Sub 2 to the Company on the date of this Agreement (the "Parent Disclosure Schedule") that specifically relates to such Section or in another section of the Parent Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, or (b) as set forth in the Parent SEC Reports filed after January 1, 2008 and prior to the date of this Agreement (excluding all disclosures in any "risk factors" section and any other prospective or forward-looking information), Parent, Merger Sub 1 and Merger Sub 2 hereby represent and warrant to the Company as follows:

4.1   Organization .   Each of Parent, Merger Sub 1 and Merger Sub 2 is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization. Each of Parent's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States). Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of (a) the certificate of incorporation and bylaws, as amended to date, of Parent and (b) all actions taken by written consent and all minutes of all meetings of Parent's stockholders, the Parent Board and each committee of the Parent Board since January 1, 2007. Neither nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

4.2   Authorization .   Each of Parent, Merger Sub 1 and Merger Sub 2 has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, Merger Sub 1 and Merger Sub 2 and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub 1 and Merger Sub 2 and no additional corporate proceedings on the part of Parent, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and (b) is subject to general principles of equity.

4.3   Capitalization of Parent and Merger Sub1 and Merger Sub 2 .

  The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of Parent Preferred Stock. As of June 30, 2008: (A) 133,320,642 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding and (C) there were no shares of capital stock of Parent held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, validly issued, fully paid, nonassessable and free of any preemptive rights. Since June 30, 2008, Parent has not issued any shares of capital stock other than pursuant to the exercise of options to purchase Parent Common Stock granted under the Parent Option Plans.

  Parent has reserved via proper corporate authorization and resolutions by the Parent Board: (i) 15,000,000 shares of Parent Common Stock for issuance under the Parent Option Plans and (ii) 1,000,000 shares of Parent Common Stock for issuance under the Parent ESPP. As of June 30, 2008, there were outstanding stock options under the Parent Option Plans with respect to 17,625,911 shares of Parent Common Stock and, since such date, Parent has not granted, committed to grant or otherwise created or assumed any obligation with respect to any stock options of Parent.

  Except as set forth in this Section 4.3, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as "Parent Securities") and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. Except as otherwise described in this Section 4.3, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

  Neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Parent Securities.

  The authorized capital stock of Merger Sub 1 consists solely of 100 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub 1 is, and at the Effective Time will be, owned by Parent. Merger Sub 1 has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

  The authorized capital stock of Merger Sub 2 consists solely of 100 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub 2 is, and at the effective time of the Second Merger will be, owned by Parent. Merger Sub 2 has not conducted any business prior to the date hereof and has, and prior to the effective time of the Second Merger will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.4   Non-contravention; Required Consents .

  The execution, delivery or performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement, the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby and the compliance by Parent, Merger Sub 1 and Merger Sub 2 with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent, Merger Sub 1, Merger Sub 2 or any of Parent's Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Merger Sub 1, Merger Sub 2 or any Subsidiary of Parent is a party or by which Parent, Merger Sub 1, Merger Sub 2, any Subsidiary of Parent or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4(b) hereof, violate or conflict with any Legal Requirement or Order applicable to Parent, Merger Sub 1, Merger Sub 2 or any of its Subsidiaries or by which any of their properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent, Merger Sub 1, Merger Sub 2 or any of Parent's Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

  No Consent of any Governmental Entity is required on the part of Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates in connection with the execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby, except (i) the filing and recordation of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents of Governmental Entities, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5   Parent SEC Reports .

  Parent has filed all forms, reports and documents with the SEC (including exhibits and other information incorporated therein) that have been required to be filed by it under applicable laws from December 31, 2005 through and including the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC (including exhibits and other information incorporated therein) that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by Parent with the SEC on or prior to the Effective Time that are not required to be so filed, the "Parent SEC Reports"). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

  Parent has heretofore made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.  Parent has made available to the Company comment letters received by Parent from the SEC or the staff thereof since December 31, 2005 and all responses to such comment letters filed by or on behalf of Parent.

4.6   Financial Statements .

  The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP and complied as to form in all material respects with the requirements of Regulation S-X of the SEC, and consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects in accordance with GAAP, or will present in all material respects in accordance with GAAP, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

  Parent and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent's consolidated financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to its auditors and the Audit Committee of the Parent Board (A) (i) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect Parent's ability to record, process, summarize and report financial information and (ii) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

  Parent has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Such disclosure controls and procedures are designed to ensure that all information (both financial and non- financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure.

  Neither Parent nor any of its Subsidiaries nor, to Parent's Knowledge, any director or officer of Parent or any of its Subsidiaries has Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in illegal accounting or auditing practices. Since December 31, 2006, no current or former attorney representing Parent or any of its Subsidiaries has reported in writing a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof.

  Parent has not extended any personal loan or other extension of credit to any of its executive officers or directors (other than as permitted by the Exchange Act and the Sarbanes-Oxley Act) or taken any action prohibited by Section 402 of the Sarbanes-Oxley Act since July 31, 2002.

4.7   Information Supplied .   The information supplied by Parent for inclusion or incorporation by reference in the registration statement on Form S-4 shall not at the time the S-4 is filed with the SEC and at the time it time it is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.7 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information furnished by the Company or any of its representatives specifically for use or incorporation by reference therein.

4.8   No Undisclosed Liabilities .   Neither Parent nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2008 or in the consolidated financial statements of Parent and its Subsidiaries included in the Parent SEC Reports filed prior to the date of this Agreement, (b) Liabilities incurred in the ordinary course of business consistent with past practice as of March 31, 2008, (c) Liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which Parent is a party or is bound and (e) other Liabilities that did not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.9   Compliance with Laws .   Parent and each of its Subsidiaries are in compliance with all Legal Requirements and Orders applicable to Parent and its Subsidiaries or to the conduct of the business or operations of Parent and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No representation or warranty is made in this Section 4.9 with respect to (a) compliance with the Exchange Act, which is exclusively covered in Section 4.5 and Section 4.7 hereof or (b) compliance with the FCPA, which is exclusively covered in Section 4.18.

4.10   Absence of Certain Changes .   Since March 31, 2008, except for actions expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

  any Parent Material Adverse Effect;

  other than cash dividends made by any wholly owned Subsidiary of Parent to Parent or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of Parent or any Subsidiary;

  any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to Parent and its Subsidiaries, taken as a whole;

  any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP, other applicable generally accepted accounting principles or regulatory accounting principles;

  any amendment of Parent's certificate of incorporation or bylaws;

  any acquisition, redemption or amendment of any Parent Securities;

  (i) any incurrence or assumption of any debt by Parent or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to Parent or any of its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly owned Subsidiaries of Parent) by Parent or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by Parent or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of Parent's or any of its Subsidiaries' assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or

  any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger).

4.11   Litigation .   As of the date hereof there is no Legal Proceeding pending (a) against Parent, any of its Subsidiaries or any of the respective properties of Parent or any of its Subsidiaries that (i) involves an amount in controversy in excess of $250,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit Parent's ability to operate its business, or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Parent Material Adverse Effect or (b) against any current or former director or officer of Parent or any of its Subsidiaries (in their respective capacities as such), whether or not naming Parent or any of its Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that would have a Parent Material Adverse Effect. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent, the Board of Directors (or any committee thereof) of Parent or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.12   Parent Benefit Plans .   Section 4.12 of the Parent Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current employee of Parent, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with Parent or any of its Subsidiaries under Section 414 of the Code, or with respect to which Parent or any of its Subsidiaries has any material Liability.

4.13   Intellectual Property .

  Definition. For all purposes of this Agreement, "Parent Intellectual Property" shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to Parent or its Subsidiaries.

  Section 4.13(b) of the Parent Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Parent or any of its Subsidiaries (collectively the "Parent Registered Intellectual Property"). The Parent Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

  All Parent Intellectual Property is owned exclusively by Parent or one or more of its Subsidiaries free and clear of any Liens other than Permitted Encumbrances, and neither Parent nor any of its Subsidiaries has granted an exclusive license to any third party of any Intellectual Property Rights that are Parent Intellectual Property.

  Parent has taken reasonable steps to protect Parent's Trade Secrets that it wishes to protect or any Trade Secrets of third parties provided to Parent under a duty of confidentiality, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement and all current and former employees and contractors of Parent have executed such an agreement, except in such instances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

  There is no pending Legal Proceeding alleging that any activities or conduct of Parent's or any of its Subsidiaries' business infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any material Parent Intellectual Property. Parent is not party to any settlements, covenants not to sue or Order resulting from Legal Proceedings which (i) materially restrict Parent's or any of its Subsidiaries' rights to use, license or transfer any Parent Intellectual Property, or (ii) materially restrict the conduct of the business of Parent or any of its Subsidiaries in order to accommodate any third party's Intellectual Property Rights.

  To Parent's Knowledge, since December 31, 2005 the operation of the business of Parent and its Subsidiaries has not infringed or misappropriated any Intellectual

  Property Rights owned by any third party or constituted unfair competition or trade practices under the laws of any jurisdiction.

  Since December 31, 2005, Parent has received no written notice from any third party that the operation of the business of Parent, or any product or service of Parent, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  To Parent's Knowledge, no third party is misappropriating, infringing or violating any Parent Intellectual Property. Neither Parent nor any of its Subsidiaries has brought any Legal Proceeding against any third party with respect to any Parent Intellectual Property which remains unresolved as of the date hereof.

  Neither Parent nor any of its Subsidiaries is in violation of any IP License that relates to the business of Parent or any of its Subsidiaries (except to an immaterial extent) or where the breach thereof is likely to result in a material claim by or against Parent.

  Neither this Agreement nor the transactions contemplated by this Agreement will result in Company, any of its Subsidiaries or the Surviving Entity granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any Parent Subsidiary prior to the Closing, pursuant to any Contract to which Parent is a party.

4.14   Ownership of Company Capital Stock .   Neither Parent, Merger Sub 1 nor Merger Sub 2 is, nor at any time during the last three (3) years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.15   Tax Treatment . Neither Parent, Merger Sub 1, Merger Sub 2 nor any of their Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

4.16   Permits .   Parent and its Subsidiaries have, and are in compliance with the terms of, all material Permits and no suspension or cancellation of any such Permits is pending, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

4.17   [Reserved] .

4.18   Foreign Corrupt Practices Act . To the Parent's Knowledge, neither Parent nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of Parent or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the FCPA, or used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

ARTICLE V
INTERIM CONDUCT OF BUSINESS

5.1   Affirmative Obligations of the Company .   Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to carry on its business in the ordinary course in all respects and in compliance with all applicable Legal Requirements, (ii) pay its material debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform when due all obligations which individually or in the aggregate are material to the Company, (iv) provide all documents referenced in Section 3.18(a) to Parent that have not already been provided, (v)  (X) make available for inspection  by Parent all findings and documents relating to the preparation of the self disclosure described in Section 7.3(d), (Y) allow Parent to assist in the process of (1) selecting such third parties as the parties may mutually deem necessary, to assist in gathering information necessary for the preparation of such self disclosure, (2) drafting and preparing such self disclosure, and (Z) submit a related "narrative account" that is acceptable to and is not in any material respect inconsistent with the substantive advice received in consultation with Parent's export control counsel, and (vi) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2   Negative Obligations of the Company .   Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

  propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that the Company may effect a reverse stock split in order to regain compliance with Nasdaq Marketplace Rule 4450(a)(5);

  (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock pursuant to the Company ESPP or pursuant to Company Options and Company Restricted Stock Units outstanding prior to the date hereof and (B) grants to newly hired employees of Company Options and Company Restricted Stock Units issued in the ordinary course of business consistent with past practice, with a per share exercise price (with respect to Company Stock Options) that is no less than the then-current market price of a share of Company Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger or (ii) except for the acceleration of vesting of certain outstanding Company Options or other amendments in connection with the Merger, amend any term of any Company Capital Stock or Company Derivative Security (in each case, whether by merger, consolidation or otherwise), other than in each case in connection with a transaction between Company and any of its Subsidiaries or between such Subsidiaries;

  acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except for repurchases, redemptions or acquisitions required by or in connection with the respective terms, as of the date hereof, of any Company Option Plans as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice or except as necessary to comply with Section 6.12;

  other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that the Company may effect a reverse stock split in order to regain compliance with Nasdaq Marketplace Rule 4450(a)(5);

  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

  (i) incur or assume any Indebtedness or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice that does not exceed $100,000 individually or $500,000 in the aggregate and (B) loans or advances to direct or indirect wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries' assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

  except as may be required by applicable Legal Requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, in each case except in the ordinary course of business consistent with past practices;

  forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

  enter into any Collective Bargaining Agreement;

  acquire, sell, lease, license or dispose of any material property or material assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business;

  except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any material change in any of the accounting principles or practices used by it;

  (i) make or change any material Tax election (unless required by applicable Legal Requirements), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (C) is in an amount less than $100,000 in the aggregate with all other such Liabilities or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

  (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

  grant any exclusive rights with respect to any material Company IP, or divest any material Company IP;

  (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually exceed $50,000 or, in the aggregate, exceed $500,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts;

  enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Entity or any of its Subsidiaries) in any material respect from engaging or competing in any material line of business in which such Person or any Party hereto engages in as of the date hereof, in any location or with any Person, other than modifications, renewals or extensions of agreements or arrangements (provided that such modifications, renewals or extensions do not materially increase limitations or restrictions on business);

  settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since March 31, 2008 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company;

  except as required by applicable Legal Requirements or GAAP, (i) revalue in any material respect any of its properties or assets or (ii) effect any material write-down or write-off of inventory, notes or accounts receivable other than in the ordinary course of business consistent with past practice;

  fail to use all commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

  enter into, modify, amend or terminate any material Contract outside the ordinary course of business consistent with past practice, or waive, release or assign any material rights or claims (other than write-offs or other compromises of notes or accounts receivable in the ordinary course of business consistent with past practice);

  in connection with the self-disclosure described in Section 7.3(d), (i) hold itself out as a legal or de facto agent, broker, or representative of  Parent or its Affiliates; (ii) bind Parent or its Affiliates, or create or assume, directly or indirectly, any express or implied obligation on behalf of Parent or its Affiliates; or (iii) prepare, complete or file any such self-disclosure that has been prepared or finalized without Parent's involvement and consultation;

  invest funds in debt securities or other instruments maturing more than 90 days after the date of investment; or

  authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.2.

5.3   Negative Obligations of Parent .   Except (i) as contemplated or permitted by this Agreement or (ii) as approved in advance by the Company in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent shall not do any of the following (and where applicable shall not permit its Subsidiaries to do any of the following):

  propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents or change the authorized capital stock of Parent; provided, however, that Parent may effect a reverse stock split in order to regain compliance with Nasdaq Marketplace Rule 4450(a)(5);

  other than cash dividends made by any direct or indirect wholly owned Subsidiary of Parent to Parent or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, repurchase any shares of capital stock that would, in the aggregate, require the approval of Parent's stockholders in connection with the issuance of the Merger Shares pursuant to this Agreement and the transactions contemplated hereby, make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that Parent may effect a reverse stock split in order to regain compliance with Nasdaq Marketplace Rule 4450(a)(5);

  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Parent Securities without providing notice to the Company's chief executive officer a reasonable period of time before authorizing or committing to such issuance or sale and giving due consideration to any resulting input from the Company before authorizing or committing to such issue or sale, except for (A) the issuance and sale of shares of Parent Common Stock pursuant to equity awards under the Parent Option Plans or pursuant to the Parent ESPP, (B) grants of equity awards under the Parent Option Plans and (C) issuances and sales in the ordinary course of business consistent with past practice;

  sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Parent or any of its Subsidiaries if such transaction would be required to be reported on a current report on Form 8-K or any successor form under the rules and regulations of the SEC;

  acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein if such transaction would be required to be reported on a current report on Form 8-K or any successor form under the rules and regulations of the SEC;

  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

  enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Parent Material Adverse Effect; or

  authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   No Solicitation .

  The Company and its Subsidiaries, and Parent and its Subsidiaries, shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub 1, Merger Sub 2 or any designees of Parent, Merger Sub 1 or Merger Sub 2) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub 1, Merger Sub 2 or any designees of Parent, Merger Sub 1 or Merger Sub 2) in connection with an Acquisition Proposal, or knowingly take any other action to assist or facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) subject to Section 6.2(b), approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction; provided, however, that notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval, the Company and the Company Board may, directly or indirectly through advisors, agents, representatives or other intermediaries, (A) engage or participate in discussions or negotiations with any Person that has made an Acquisition Proposal in writing that was not solicited prior to the date of this Agreement in breach of that certain Exclusive Negotiation Agreement by and between the Company and Parent dated June 3, 2008 (the "Exclusivity Agreement") or after the date of this Agreement in breach of this Section 6.1(b) and that the Company Board determines in good faith (after consulting with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made an Acquisition Proposal in writing that was not solicited prior to the date of this Agreement in breach of the Exclusivity Agreement or after the date of this Agreement in breach of this Section 6.1(b) and that the Company Board determines in good faith (after consulting with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, any information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement which contains terms with respect to confidentiality that are no less restrictive in all material respects than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), promptly after furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) furnish to any Person (other than the Company or any designees of the Company) any non-public information relating to Parent or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to any Person (other than the Company or any designees of the Company) in connection with an Acquisition Proposal, or knowingly take any other action to assist or facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) subject to Section 6.4(b), approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction; provided, however, that notwithstanding the foregoing, Parent and the Parent Board may, directly or indirectly through advisors, agents, representatives or other intermediaries, (A) engage or participate in discussions or negotiations with any Person that has made an Acquisition Proposal in writing that was not solicited after the date of this Agreement in breach of this Section 6.1(c) and that the Parent Board determines in good faith (after consulting with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made an Acquisition Proposal in writing that was not solicited after the date of this Agreement in breach of this Section 6.1(c) and that the Parent Board determines in good faith (after consulting with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, any information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement which contains terms with respect to confidentiality that are no less restrictive in all material respects than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), promptly after furnishing any non-public information to such Person, Parent furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company).

  Without limiting the generality of the foregoing, Parent, Merger Sub 1, Merger Sub 2 and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any directors or officers, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, shall be deemed to be a breach of this Section 6.1 by the Company or Parent, as applicable.

  In addition to the obligations of the Company set forth in Sections 6.1(a) and (b) hereof, the Company shall promptly after any of the Company's directors, executive officers or financial advisors first obtain knowledge of the receipt thereof, and in all cases within one (1) Business Day thereafter, advise Parent orally and in writing of (i) any Acquisition Proposal or (ii) any request for information or inquiry that the Company determines in good faith is reasonably likely to lead to an Acquisition Proposal. In addition to the obligations of Parent set forth in Sections 6.1(a) and (c) hereof, Parent shall promptly after any of Parent's directors, executive officers or financial advisors first obtain knowledge of the receipt thereof, and in all cases within one (1) Business Day thereafter, advise the Company orally and in writing of (i) any Acquisition Proposal or (ii) any request for information or inquiry that Parent determines in good faith is reasonably likely to lead to an Acquisition Proposal.

  The Company shall keep Parent, or Parent shall keep the Company, as applicable, promptly and reasonably informed of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

6.2   Company Board Recommendation .

  Subject to the terms of Section 6.2(b) hereof, the Company Board shall recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the "Company Board Recommendation"). Subject to Section 6.2(b), the Proxy Statement shall contain the Company Board Recommendation.

  Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a "Company Board Recommendation Change"); provided, however, that (a) notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval the Company Board may effect a Company Board Recommendation Change, whether in response to a Superior Proposal or for any other reason deemed appropriate by the Company Board, if the Company Board determines in good faith, after consulting with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and (b) the Company Board may not effect a Company Board Recommendation Change unless: (A) the Company Board shall have first provided prior written notice to Parent that it is prepared to effect a Company Board Recommendation Change (which notice shall not, in and of itself, constitute a Company Board Recommendation Change), and (B) Parent does not deliver to the Company, within three (3) days after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consulting with a financial advisor of national reputation and outside legal counsel), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) otherwise render the failure to effect a Company Board Recommendation Change no longer reasonably likely to result in a breach of the Company Board's fiduciary duties under applicable Legal Requirements. The Company agrees that, during the three (3) day period prior to the Company Board effecting a Company Board Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

  Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company (after consulting with outside legal counsel), such disclosure is necessary in order for the Company to comply with its disclosure obligations under applicable Legal Requirements; provided, however, that any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) and any other disclosure made pursuant to this Section 6.2(c) that is limited to describing the existence and terms of an Acquisition Proposal shall not be deemed to be a Company Board Recommendation Change so long as the Company Board reaffirms in such disclosure the Company Board Recommendation.

  For the avoidance of doubt, a Company Board Recommendation Change shall not change the corporate approval of this Agreement under Section 251(b) of the DGCL, or any corporate approval of the Company Board of this Agreement in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger.

6.3   Company Stockholders' Meeting .   The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the "Company Stockholders' Meeting") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders' Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders' Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not (x) the Company Board shall have effected a Company Board Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Company or any of its advisors. In connection with the Company Stockholders' Meeting, Company shall (i) mail the Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, (ii) use all commercially reasonable efforts to obtain the Company Stockholder Approval, and (iii) otherwise comply with all Legal Requirements applicable to such meeting.

6.4   Form S-4 and Proxy Statement .

  As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the "Form S-4"), in which the Proxy Statement will be included. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Company and Parent shall use their respective commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger.

  Each of the Company and Parent shall provide the other party and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

  No amendment or supplement to the Proxy Statement or the Form S-4 will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed. Each of the Company and Parent will advise the other party promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of Parent and the Company.

6.5   Reasonable Best Efforts to Complete .

  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled, including by filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall comply as to form with the rules and regulations of the SEC applicable to such reports; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any)

  and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof and to the extent required by applicable Legal Requirements, as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and/or the Company shall file applicable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction; provided, however, that the conditions to the parties' respective obligations to consummate the Merger shall be limited to those conditions specified in Article VII. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the competition or merger control authorities of any other applicable jurisdiction. Each of Parent and the Company shall also cooperate with one another in determining whether any other Consent of or with a Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and in seeking or making any such Consent; provided, however, that the conditions to the parties' respective obligations to consummate the Merger shall be limited to those conditions specified in Article VII. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any written communication from any Governmental Entity regarding the Merger. If any party hereto or Affiliate thereof receives a written request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In respect of any meeting with a Governmental Entity for the foregoing purpose, to the extent permitted by the applicable Governmental Entity, each party shall give the other the opportunity to attend and participate in any such meeting. Notwithstanding any provision herein to the contrary, neither Parent nor the Company shall, nor shall they permit their respective Affiliates to (x) extend any waiting period, second request period or other period under any merger notification or control laws or enter into any agreement (including any timing or standstill letter), consent decree, hold separate order or other similar arrangement with any Governmental Entity in connection with any merger notification or control laws without the prior written consent of the other party or (y) acquire or agree to acquire any assets, business, Person or division thereof if any such acquisition or agreement could have the effect of delaying the Effective Time or preventing the Merger or the other transactions contemplated by this Agreement (including with reference to any merger notification or control laws).

  Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

  Notwithstanding any provision herein to the contrary, Parent shall negotiate, litigate and take any other action necessary to eliminate any concerns of any Governmental Entity and to avoid the entry (or to effect the dissolution) of any injunction, temporary restraining Order or other Order in any Legal Proceeding by any Governmental Entity in connection with any merger notification or control laws related to the Merger and the other transactions contemplated by this Agreement that has had or could have the effect of delaying the Effective Time beyond the date set forth in Section 8.1(b) or preventing the Merger or the other transactions contemplated by this Agreement, which negotiation, litigation or taking of other action may include: (i) offering to commit and effect (and, if such offer is accepted, committing to and effecting), by agreement, consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent and any of its Affiliates and, to be effective as of or after the Effective Time, the Surviving Entity and its Affiliates; (ii) otherwise offering to take or offering to commit to take any action (and, if such offer is accepted, taking or committing to take such action) that limits Parent's or the Surviving Entity's freedom of action with respect to, or Parent's or the Surviving Entity's ability to retain, any of the businesses, services or assets of Parent or the Surviving Entity or their respective Affiliates; or (iii) accepting an offer of any such Governmental Entity with respect to any of the foregoing. The parties acknowledge and agree that the provisions of this Section 6.5(d) require specific results and shall not be satisfied by or with the mere exercise of efforts by Parent (including even reasonable best efforts by Parent) to achieve those results.

  In connection with the Company self-disclosure and "narrative account" described in clause (v) of Section 5.1, Parent will (and will use its best efforts to cause its export control counsel to) respond promptly to any Company requests for advice, input and/or approval, and will otherwise use reasonable efforts to facilitate the Company's timely preparation and filing of such self-disclosure and narrative account.

6.6   Company Rights Plan .   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time or the termination of this Agreement, the Company and the Company Board shall not amend or modify, or take any other action with regard to the Company Rights Plan in any manner, or take any other action so as to render the Company Rights Plan applicable to Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates.

6.7   Access .   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, each party shall afford the other party and the other party's accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of such party to enable the other party to obtain all information concerning the business, properties, facilities, results of operations and personnel of such party, as the other party may reasonably request; provided, however, that (a) no information or Knowledge obtained by the other party in any investigation conducted pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, or the remedies available to the parties hereunder; and (b) the terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this

Section 6.7. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Legal Requirement or Contract entered into prior to the date of this Agreement, would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege or would violate or prejudice the rights of third parties. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.8   Notification .   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time:

  the Company shall give prompt notice to Parent upon any director or executive officer or the Company becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions to the obligation of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

  the Company shall give prompt notice to Parent (i) of any notice received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the Consent of such third party is or may be required in connection with the Merger and (ii) upon any of the directors or officers of the Company obtaining actual knowledge that the representations in Section 3.22(c) and Section 3.33 would, if made effective as of the date of such notice to Parent, no longer be accurate (it being agreed that such directors and officers may not intentionally avoid obtaining such knowledge, including by altering the Company's customary internal channels of communication concerning the topics addressed by the foregoing Sections);

  Parent shall give prompt notice to the Company upon any director or executive officer of Parent becoming aware that any representation or warranty made by it, Merger Sub 1 or Merger Sub 2 in this Agreement has become untrue or inaccurate, or of any failure of Parent, Merger Sub 1 or Merger Sub 2 to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions to the obligation of the Company to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; and

(d) The Company will keep Parent informed about the status of the matters identified in Section 3.11(c) of the Company Disclosure Schedule, including notifying Parent promptly of any material developments and consulting with Parent in advance of taking any material action in respect of those matters, and will consider in good faith any input of Parent in respect of Company's handling of such matters.

No notification made by a party pursuant to this Section 6.8 shall affect the representations, warranties, covenants or agreements of the disclosing party or the remedies available hereunder to or the conditions to the obligations of the non-disclosing party under this Agreement.

6.9   Certain Litigation .   The Company shall promptly advise Parent, and Parent shall promptly advise the Company, as applicable, orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) or against Parent or any of its directors by any Parent Stockholders (on their own behalf or on behalf of Parent), as applicable, relating to the Merger and shall keep Parent and the Company, as applicable, reasonably informed regarding any such litigation.

6.10   Confidentiality .   Parent, Merger Sub 1, Merger Sub 2 and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated September 18, 2007 (as amended, the "Confidentiality Agreement"), which will continue in full force and effect in accordance with its terms.

6.11   Public Disclosure

  .  (a) Except with respect to any action taken pursuant to Section 6.2, Parent, Merger Sub 1, Merger Sub 2 and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirement or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement. The initial press release of the parties shall be a joint press release of Parent and Company in the form that is mutually agreed.

  Except with respect to any action taken pursuant to Section 6.2 and except as may be required by applicable Legal Requirements or any listing agreement with a national securities exchange, before any Merger Communication of Parent, Company or any of their respective "participants" (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of Parent, Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of Parent, Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Securities Act or (y) constitutes "soliciting material" that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Except with respect to any action taken pursuant to Section 6.2 and except as may be required by applicable Legal Requirements or any listing agreement with a national securities exchange, Parent, Merger Sub 1, Merger Sub 2 or Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term "Merger Communication" shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and constitutes either (x) an offer to sell such stock or a solicitation of an offer to buy Parent Common Stock or (y) a "solicitation" of "proxies" (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

6.12   Equity Awards; Company ESPP .

  As soon as practicable following the date of this Agreement, each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall take such actions as may be required to effect the following:

    at the Effective Time, each Rollover Stock Option shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Company Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time and (B) the Per Share Stock Consideration and (y) the product of (a) the number of shares of Company Common Stock subject to such Rollover Stock Option and (b) the Cash Consideration Exchange Multiple, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (C) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Rollover Stock Option divided by (D) the aggregate number of shares of Parent Common Stock to be subject to such Rollover Stock Option after giving effect to the adjustments in this clause (1) (each, as so adjusted, a "Modified Stock Option");

    at the Effective Time, each Rollover RSU shall be converted into a restricted stock unit, subject to the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (x) multiplying (A) the number of shares of Company Common Stock subject to such Rollover RSU immediately prior to the Effective Time by (B) the Per Share Stock Consideration and (y) the product of (C) the number of shares of Company Common Stock subject to such Rollover RSU and (D) the Cash Consideration Exchange Multiple (each, as so adjusted, a "Modified RSU");

    at the Effective Time, other than as provided in Sections 2.7 and 6.12(a)(1) hereof, any and all other Company Options shall be cancelled; and

    with respect to the Company ESPP, (A) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (B) no offering or purchase period shall be commenced after the date of this Agreement; (C) each participant's rights to purchase shares of Company Common Stock under the Company ESPP outstanding immediately prior to the Effective Time shall terminate on the day immediately prior to the date in which the Effective Time occurs; provided that all amounts allocated to each participant's account under the Company ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the Company ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period; and (D) the Company ESPP shall terminate immediately following such purchase.

  For purposes of this Agreement, (i) "Rollover RSU" means a Company Restricted Stock Unit outstanding immediately prior to the Effective Time granted by the Company in connection with the performance of services for the Company or any of its Subsidiaries that is unvested at the Effective Time; and (ii)  "Rollover Stock Option" means a Company Stock Option outstanding immediately prior to the Effective Time granted in connection with the performance of services for the Company or any of its Subsidiaries to any person who is an employee of the Company or any of its Subsidiaries at the Effective Time that is (x) unvested and exercisable at a price per share that is greater than the Per Share Merger Consideration Value or (y) vested and exercisable at a price per share that is greater than the Per Share Merger Consideration Value but less than $5.00 (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend, reclassification or other similar change after the date hereof and prior to the Effective Time).

  The adjustments provided in Section 6.12(a) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

  All amounts payable pursuant to Section 6.12(a) shall be subject to any required withholding of taxes and shall be paid without interest.

  Promptly following the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause (or shall ensure) an appropriate number of shares of Parent Common Stock to be registered under the Securities Act on a Form S-8 (or are covered by an existing Form S-8 of Parent) in order to satisfy Parent's obligations with respect to the Modified Stock Options and Modified RSUs.

  Prior to the Effective Time, Company shall make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the adjustments contemplated by Sections 2.7 and 6.12 hereof.

  The Option Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any of the transactions referred to in Section 2.7(b).

  Prior to the Effective Time, Parent shall take such steps as may be reasonably requested by the Company to cause acquisitions of Parent Securities pursuant to the transactions contemplated by this Agreement by each individual who is or becomes a director or officer of Parent as of or after the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, in accordance with that certain SEC No-Action Letter dated January 12, 1999 regarding such matters.

6.13   Employee Matters .

  If requested by Parent in writing no later than three (3) Business Days prior the Closing Date, the Company shall terminate, effective as of the day immediately preceding the Closing Date and conditioned upon the Closing (the "401(k) Termination Date"), any and all 401(k) plans maintained by the Company or any of its Subsidiaries. The Company

  shall provide Parent with evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

  Parent shall take all necessary actions to allow each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company's 401(k) plan(s) to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution into an account under a 401(k) plan maintained by Parent or any of its Subsidiaries.

  After an initial transition period (the "Initial Transition Period") wherein Continuing Employees will continue to participate in the benefits and other employment programs of the Company or its Subsidiaries, as applicable, Parent shall permit all Continuing Employees to participate in the benefit and other employment programs of Parent or the Subsidiary (which Parent agrees to maintain during the Initial Transition Period in the same forms, coverages, eligibility, benefits and other terms as they existed immediately prior to the Effective Time) to the same extent as similarly situated employees of Parent or the Subsidiary.

  After the Initial Transition Period, to the extent permitted by applicable Legal Requirements, Parent and any Subsidiary of Parent shall provide service credit for all periods of service by the Continuing Employees under the employee policies and plans of Parent or such Subsidiary except to the extent such service credit would result in the duplication of benefits for the same period of service.

  After the Initial Transition Period, in connection with coverage of each of the Continuing Employees under any of the ERISA welfare benefit plans made available by Parent and its Subsidiaries, Parent agrees (i) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and (ii) to cause each such plan to honor any expenses incurred by such Continuing Employees and their beneficiaries under similar plans of the Company or its affiliates during the portion of the applicable plan year prior to the date on which such Continuing Employees commences participation in the welfare benefit plans of Parent for purposes of satisfying applicable deductible, co- insurance and maximum out-of-pocket expenses.

6.14   Directors' and Officers' Indemnification and Insurance .

  For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification Contracts between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Entity and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Entity and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions.

  Prior to or as of the Effective Time, Parent shall purchase a six-year "tail" prepaid policy on the Company's existing directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. Parent and the Surviving Entity shall maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder; provided, however, that in satisfying its obligations under this Section 6.14(b), Parent and the Surviving Entity shall not be obligated to pay in excess of three (3) times the amount paid by the Company for coverage for its last full fiscal year (such aggregate amount, the "Maximum Premium") (which annual premium for the last full fiscal year the Company represents and warrants to be as set forth in Section 6.14 of the Company Disclosure Schedule), provided that if the cost of such "tail" insurance coverage exceed the Maximum Premium, Parent and the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

  If Parent or the Surviving Entity or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Surviving Entity set forth in this Section 6.14.

  The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under "tail" policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the "tail" policy referred to in Section 6.14(b) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the "tail" policy referred to in Section 6.14(b) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the "tail" policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

6.15   FIRPTA Certificate .   On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.16   Resignation of Officers and Directors .   At or prior to the Closing, the Company shall obtain the resignations of all officers and directors of its Subsidiaries (only in their respective capacity as such), in each case to be effective as of the Effective Time.

6.17   Nasdaq Listing .   Prior to the Effective Time, if required by applicable Nasdaq rules, Parent shall use commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger.

6.18   Treatment as Reorganization .   None of Parent, Merger Sub 1, Merger Sub 2 or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

6.19   Tax Matters . Each of Parent and the Company shall use its best efforts to obtain the Tax opinions contemplated by Section 7.1(e) hereof (collectively, the "Tax Opinions"). Officers of Parent, Merger Sub 1, Merger Sub 2 and the Company shall execute and deliver to Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, and Brown Rudnick LLP, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

6.20   Directorships . At least thirty (30) days prior to the Effective Time, the Company shall designate two individuals to serve as members of the Parent Board. Parent shall (subject to its Board's customary corporate governance review process for Board nominees) cause such designees to be appointed to the Parent Board immediately after the Effective Time, to serve until the next annual meeting of stockholders of Parent. If Parent reasonably concludes, based upon the foregoing review process, that the appointment of any such designee would be improper, Parent shall promptly notify the Company, which shall be entitled to designate another individual for appointment to the Parent Board. Parent shall take all actions reasonably necessary to cause the foregoing appointments to occur immediately after the Effective Time.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1   Conditions to Each Party's Obligations to Effect the Merger .   The respective obligations of Parent, Merger Sub 1, Merger Sub 2 and the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time, of each of the following conditions:

  Requisite Stockholder Approval. The Company Stockholder Approval shall have been obtained.

  No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered or enforced any law, statute or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or prohibiting the Merger or (ii) issued or granted any Order that is in effect and that has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or prohibiting the Merger.

  Regulatory Approvals. All antitrust, competition or merger control consents, if any, set forth on Schedule 7.1(c) applicable to the Merger shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

  Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no SEC proceeding for that purpose shall have been initiated by the SEC.

  Tax Opinions. Parent shall have received an opinion of Brown Rudnick LLP, and the Company shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, each dated as of the Closing Date, and each to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub 1, Merger Sub 2 and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.2   Conditions to the Company's Obligations to Effect the Merger .   The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

  Representations and Warranties. The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Article IV shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had a Parent Material Adverse Effect; provided, however, that (a) such Parent Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 4.3 and Section 4.4 hereof (collectively, the "Parent Special Representations"), each of which individually shall be true and correct in all material respects on and as of the Effective Time, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and (b) for purposes of determining the accuracy of the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in the Agreement for purposes of this Section 7.2(a), all "Parent Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase "similar phrases" as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 4.10(a) hereof shall not be disregarded pursuant to the terms of this proviso); and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect, a certificate signed on behalf of Merger Sub 1 by an authorized executive officer of Merger Sub 1 to the foregoing effect and a certificate signed on behalf of Merger Sub 2 by an authorized executive officer of Merger Sub 2 to the foregoing effect.

  Performance of Obligations of Parent, Merger Sub 1 and Merger Sub 2. Parent, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent, Merger Sub 1 and Merger Sub 2 to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect, a certificate signed on behalf of Merger Sub 1 by an authorized executive officer of Merger Sub 1 to the foregoing effect and a certificate signed on behalf of Merger Sub 2 by an authorized executive officer of Merger Sub 2 to the foregoing effect.

  Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on Nasdaq.

7.3   Conditions to Parent's, Merger Sub 1's and Merger Sub 2's Obligations to Effect the Merger .   The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

  Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had a Company Material Adverse Effect; provided, however, that (a) such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 3.3 and Section 3.4 hereof (collectively, the "Company Special Representations"), each of which individually shall be true and correct in all material respects on and as of the Effective Time, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and (b) for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 7.3(a), all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase "similar phrases" as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 3.10(a) hereof shall not be disregarded pursuant to the terms of this proviso); and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

  Performance of Obligations of the Company. The Company shall have (i) performed and complied with any obligations, covenants and agreements whose performance is qualified by "in all material respects" or by a qualification for nonperformance or noncompliance that does not or would not have a Company Material Adverse Effect, and (ii) performed in all material respects any other obligations and complied in all material respects with any and all other covenants and agreements of the Company, in each case to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

  Appraisal Rights. There shall not have been written demands for appraisal delivered to the Company before the Company Stockholders' Meeting pursuant to Section 262(d) of the DGCL with respect to more than 15% of the total outstanding shares of Company Common Stock (excluding shares of Company Common Stock held by Company Stockholders who have failed to perfect or otherwise comply with Section 262(d) of the DGCL, or who have withdrawn or otherwise lost such right to appraisal).

  Export Controls. The Company shall, no more than sixty (60) days following the date of this Agreement (or such later deadline as may be prescribed by BIS) have prepared, in a manner consistent with the terms of this Agreement, and filed with the Bureau of Industry and Security Office of Export Enforcement a formal voluntary self- disclosure.

  French Filings. The Company shall make all reasonably necessary filings with the appropriate Governmental Entity in France relating to compliance with French legislation on data protection, Law No. 78-17 of January 6, 1978 (as amended on August 6, 2004 in line with the Directive 95/46/EC of October 24, 1995) consistent with the advice of the Company's French counsel.

  Approvals and Consents. All Consents required to be obtained, and all filings required to be made, by the Company listed on Section 7.3(f) of the Company Disclosure Schedule in connection with the consummation of the Merger, all Consents required to be obtained by the Company in connection with the consummation of the Merger pursuant to Contracts signed by the Company after the date hereof in violation of Section 5.2(t), and any other waivers, approvals, authorizations or filings (other than, in each case, those required under the terms of any Contract or by or with any Governmental Entity) required to be obtained by the Company (but not by virtue of the identity or operations of Parent) in connection with the consummation of the Merger and the failure of which to obtain or make would have a Company Material Adverse Effect, shall have been obtained and made.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1   Termination .   This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time:

  by mutual written agreement of Parent, Merger Sub 1, Merger Sub 2 and the Company; or

  by either Parent or the Company, if the Merger shall have not been consummated by 5:00 p.m., Pacific time, on December 31, 2008; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII hereof having failed to be satisfied on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

  by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered or enforced any law, statute or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting the Merger or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting the Merger, and such Order has become final and non-appealable; or

  by either Parent or the Company, if the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting (or any postponement or adjournment thereof); or

  by the Company:

    in the event (A) of a material breach of any covenant or agreement on the part of Parent, Merger Sub 1 or Merger Sub 2 set forth in this Agreement or (B) that any of the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Article IV shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent, Merger Sub 1 or Merger Sub 2 or such inaccuracies in the representations and warranties of Parent, Merger Sub 1 or Merger Sub 2 are curable by Parent, Merger Sub 1 or Merger Sub 2, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e)(1) until the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, provided that Parent, Merger Sub 1 or Merger Sub 2 continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e)(1) if such breach or inaccuracy by Parent, Merger Sub 1 or Merger Sub 2 is cured within such thirty (30) calendar day period); or

    in order to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company Board shall have effected a Company Board Recommendation Change with respect to such Superior Proposal in accordance with Section 6.2(b).

  by Parent:

    in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any of the representations and warranties of the Company set forth in Article III shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f)(1) until the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f)(1) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

    within five (5) Business Days after the occurrences of a Company Triggering Event, it being understood that after such five (5) Business Day period, Parent shall no longer have a right to terminate this Agreement pursuant to this Section 8.1(f)(2). For all purposes of and under this Agreement, a "Company Triggering Event" shall be deemed to have occurred if, after the date hereof and prior to the Effective Time, any of the following shall have occurred: (A) the Company Board shall have effected a Company Board Recommendation Change; (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; or (C) an Acquisition Proposal shall have been published or sent or given (within the meaning of Rule 14e-2 under the Exchange Act) and, within the ten (10) business day period set forth in Rule 14e-2 under the Exchange Act, the Company shall not have made a statement disclosing that the Company Board recommends that the Company Stockholders reject such Acquisition Proposal.

8.2   Notice of Termination; Effect of Termination .   Any termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.10, this Section 8.2, Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement and (b) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any intentional breach of this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3   Fees and Expenses .

  General. Except as set forth in Section 8.3(b) hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

  Company Payments.

    The Company shall pay to Parent a fee equal to $1,230,000 (One Million Two Hundred Thirty Thousand  U.S. Dollars) (the "Termination Fee Amount"), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) hereof or Section 8.1(d) hereof, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company Stockholders generally, and in each case shall not have been withdrawn prior to such termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, such Acquisition Transaction is consummated or the Company enters into a definitive agreement with respect to such Acquisition Transaction (for purposes of this Section 8.3(b)(1), the term "Acquisition Transaction" shall have the meaning set forth in the definition of Acquisition Transaction except that all references to 15% and 85% in such definition shall be deemed replaced by references to 50%).

    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e)(2) hereof, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after such termination by the Company.

    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(2) hereof, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.

    Integral Part. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) hereof are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement. It is understood and agreed that the Company shall not be required to pay any fee contemplated by Section 8.3(b) on more than one occasion.

  Parent Payment.

    Parent shall pay to the Company the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within one Business Day after demand by the Company, in the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) hereof, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Parent Stockholders generally, and in each case shall not have been withdrawn prior to such termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, such Acquisition Transaction is consummated or Parent enters into a definitive agreement with respect to such Acquisition Transaction (for purposes of this Section 8.3(c)(1), the term "Acquisition Transaction" shall have the meaning set forth in the definition of Acquisition Transaction except that all references to 15% and 85% in such definition shall be deemed replaced by references to 50%).

    Integral Part. Parent acknowledges and hereby agrees that the provisions of Section 8.3(c) hereof are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Company would not have entered into this Agreement. It is understood and agreed that Parent shall not be required to pay any fee contemplated by Section 8.3(c) on more than one occasion.

8.4   Amendment .   Subject to applicable Legal Requirements and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub 1, Merger Sub 2 and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.5   Extension; Waiver .   At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1   Nonsurvival of Representations, Warranties and Covenants .   None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2   Notices .   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

  if to Parent, Merger Sub 1 or Merger Sub 2, to:

  TranSwitch Corporation
  Three Enterprise Drive
  Shelton, CT 06484
  Attention: Dr. Santanu Das
  Facsimile: (203) 926-9453

  with a copy to (which shall not constitute notice):

  Brown Rudnick LLP
  One Financial Center
  Boston, MA 02111
  Attention: Timothy C. Maguire, Esquire
  Facsimile: (617) 856-8201

  if to the Company, to:

  Centillium Communications, Inc.
  215 Fourier Avenue
  Fremont, CA 94539
  Attention: Faraj Aalaei
  Facsimile: (510) 771-3500

  with a copy to (which shall not constitute notice):

  Pillsbury Winthrop Shaw Pittman LLP
  50 Fremont Street
  San Francisco, CA 94105
  Attention: David R. Lamarre, Esq.
  Facsimile: (415) 983-1200

9.3   Assignment .   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4   Entire Agreement .   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the

Company Disclosure Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

9.5   Third Party Beneficiaries .   Except as set forth in or contemplated by the provisions of Section 6.14 hereof, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

9.6   Severability .   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7   Other Remedies .   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8   Specific Performance .   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.

9.9   Governing Law .   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10   Consent to Jurisdiction .   Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

9.11   WAIVER OF JURY TRIAL .   EACH OF PARENT, COMPANY, MERGER SUB 1 AND MERGER SUB 2 HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY, MERGER SUB 1 OR MERGER SUB 2 IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12   Counterparts .   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

COMPANY:

Centillium Communications, Inc.,
a Delaware corporation

By: /s/ Faraj Aalaei
Name: Faraj Aalaei
Title: CEO

PARENT:

TranSwitch Corporation,
a Delaware corporation

By: /s/ Santanu Das
Name: Dr. Santanu Das
Title: CEO

MERGER SUB 1:

Sonnet Acquisition Corporation,
a Delaware corporation

By: /s/ Robert Bosi
Name: Robert Bosi
Title: Treasurer

MERGER SUB 2:

Haiku Acquisition Corporation,
a Delaware corporation

By: /s/ Robert Bosi
Name: Robert Bosi
Title: Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]